EXHIBIT 5.1

Russell C. WeigelJII.RA.
ATTORNEYS AT LAW

5775 Blue Lagoon Drive Suite
100 Miami, Florida 33126
In fo@I n VESTMENTAtTORN eys.com

September 20, 2012

Madame Ning C. Wu, Chief Executive Officer
Medical Care Technologies, Inc.
Room 815, No. 2 Building Beixiaojie, Dongzhimen Nei
Beijing, People's Republic of China 10009

Re:       Medical Care Technologies, Inc. Registration Statement on Form S-8

Dear Madame Wu:

We have acted as counsel for Medical Care Technologies, Inc., a Nevada corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of up to a total of 285,000,000 shares of Common Stock, par value $0.00001 per share (the "Shares"), of the Company issuable in connection with certain consulting agreements entered into with certain individuals (the "Plans"). In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended through the date hereof, the bylaws of the Company, as amended through the date hereof, the Plans, and such other documents, records and other instruments as we have deemed appropriate for the purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in the manner and on the terms described in the respective Plans, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Nevada.

Main Tel. (786) 888-4567 Fax (786) 787-0456
Broward Tel. (954) 272-4567 Pai.m Beach Tel. (561) 424-4567

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

RUSSELL C. WEIGEL, III, P.A.

By:	/s/ Russell C. Weigel, III
Russell C. Weigel, III
For the Firm